Exhibit 99.1

Code of Ethics – Personal Account Dealing

I. Purpose of these Policies and Procedures

Owl Rock and its affiliates and subsidiaries including (i) each of its registered investment advisers (collectively the “Owl Rock Advisers”) and (ii) each Owl Rock fund which has elected to be regulated as a business development company (collectively the “Companies”) are required by applicable rules and regulations to adopt a Code of Ethics.  The Code of Ethics must set forth standards of conduct expected by Access Persons, as defined below, of the Owl Rock Advisers and the Companies and address conflicts of interest that may arise between Owl Rock and its employees, including those that may arise from personal securities transactions[1] by employees.  Owl Rock Capital Securities LLC (“ORCS” and collectively with the Owl Rock Advisers and the Companies, “Owl Rock”), as the Companies’ affiliated principal underwriter, and its employees are also subject to these requirements. The list of Owl Rock entities covered by this Code of Ethics is included in Appendix A.

It is Owl Rock’s policy that you may not, in connection with the purchase or sale, directly or indirectly, of any security held or to be acquired by any client who has entered into an investment management agreement with Owl Rock:

•employ any device, scheme or artifice to defraud the Companies;

•make any untrue statement of a material fact to the Company or Companies or omit to state a material fact necessary in order to make the statements made to the Company or Companies, in light of the circumstances under which they are made, not misleading;

•engage in an act, practice, or course of business that operates or would operate as a fraud or deceit on the Companies; or

•engage in any manipulative practice with respect to the Companies.

Each of the Companies has adopted this Code of Ethics which contains provisions it deems reasonably appropriate to prevent those of its affiliated persons who are Access Persons from engaging in any of these prohibited acts.  In addition, this policy constitutes the code of ethics for the Companies pursuant to Rule 17j-1 under the 1940 Act.

II. Scope

This policy governs the personal securities transactions of Access Persons. Access Persons include:

•employees of the Owl Rock and its affiliates;

•employees, officers and directors (including non-interested directors as indicated) of the Companies; and

•

•in certain circumstances, consultants and temporary employees of the aforementioned entities.

A complete definition of “Access Persons” is included in Appendix B of this policy.

This policy also governs securities transactions in accounts over which Access Persons exercise discretion or control.  This will typically include, but is not necessarily limited to, trades effected in accounts of the following:

•your spouse or civil partner, dependent children or step-children (whether or not minors), living in your home as well as any other member of your household;

•legal entities in which you have an interest exceeding 20%;

•any other person whose relationship with you is such that you have a direct or indirect material interest in the outcome of the trade; and

•accounts where you act as trustee, personal representative or agent.

[1]	This includes, but is not limited to, transaction in shares, units, debentures, warrants, options and futures.

The Compliance Department is available to answer any questions you may have regarding whether an account or holding/transaction within an account needs to be reported.

Owl Rock’s general policy is that all brokerage accounts should be disclosed, including those managed on behalf of an Access Person on a discretionary basis by a third party.  Depending on the facts and circumstances of each account, you may not need to report transactions or holdings in on or more of your brokerage accounts. In all cases, however, any such determination will ultimately be made by the CCO or her designee.

III. Policies Relating to Your Personal Account Dealing[2]

Reporting Requirements
Holdings Reports (Initial and Annual)

Within ten days after you have commenced employment with Owl Rock and annually thereafter, you must submit a list of brokerage accounts and securities holdings current as of a date no more than forty-five days prior to your date of hire or the date of the annual report, as applicable.  This reporting is done via ComplySci.[3]  A list of information required to be included in these reports is included as Exhibit B.

Note- Non-interested directors of the Companies need to submit holdings reports.

New Account Reporting

You must report new accounts in which any securities were held during the quarter.  This report must contain:

•the name of the broker, dealer or bank with whom you have established the account;

•the date the account was established; and

•the date that report is submitted to the Compliance Department

This reporting is done via ComplySci.

[2]	Please note, ORCS employees may be subject to more stringent requirements. Please refer to the ORCS Written Supervisory Procedure and Manual for additional requirements.
[3]

In the event that Owl Rock cannot establish a direct feed with your broker(s), you will be required to manually input this information into ComplySci. The Compliance Department may periodically request brokerage statements for these accounts for testing purposes.

[4]

In the event that Owl Rock cannot establish a direct feed with your broker(s), you will be required to manually input this information into ComplySci.  The Compliance Department may periodically request brokerage statements for these accounts for testing purposes.

Reporting Requirements
Quarterly Reporting of Activity

You must report, within thirty days of the end of the calendar quarter, a list of transactions in reportable securities even if not executed through a broker-dealer or subject to preclearance in which you have or had any direct or indirect beneficial ownership (defined in Appendix B below) during the quarter. This reporting is done via ComplySci.[4]  A list of information required to be included in these reports is included as Exhibit B.

Note- Non-interested directors of the Companies need not report a quarterly transaction report, unless the non-interested director knew or, in the ordinary course of fulfilling his or her official duties as a director, should have known that during the fifteen (15) day period immediately before or after such non-interested director’s transaction in a security, the Company purchased or sold the security or the Company considered purchasing or selling the security.

Initial and Annual Certifications

At time of hire and annually thereafter, you will be requested to certify to your receipt of and intent to comply with this Code of Ethics.

You must also certify annually that you have read and understood the Code and recognizes that you are subject to the Code. In addition, each you must certify annually that you have complied with the requirements of the Code and that you have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

This reporting is done via ComplySci.

Disclaimer of Beneficial Ownership

You may at any time or from time to time deliver to the CCO a statement that your submission of any report hereunder or the delivery on your behalf of any duplicate account statement or information required under this Code shall not be construed as an admission by you that you have any direct or indirect beneficial ownership in the security to which the report or duplicate account statement or information relates.

Trading Requirements

Please note that this is not an exhaustive list of all possible type of securities transactions but is presented here as a guideline for employees who wish to trade securities in their personal accounts.  If you are not sure whether preclearance is required prior to effecting a trade or whether accounts or particular trades/holdings in an account need to be reported, you must speak to a member of the Compliance Department prior to effecting the trade.

Where preclearance is indicated in the chart below, preclearance must be requested through ComplySci and it will be valid for five (5) business days from the day that approval was granted.  If preclearance approval is not granted, you are not permitted to engage in the proposed transaction and should any direct further inquiries to the CCO.[5]

Transaction Type	Pre-trade requirements*	Reporting Required
Purchase of publicly traded securities not covered by any of the requirements enumerated below (e.g., single name exchange traded securities)	Transaction not permitted.	Yes
Sale of publicly traded securities not covered by any of the requirements enumerated below (e.g., single name exchange traded securities)	Preclearance required.	Yes

[5]

An employee cannot preclear trades in his or her personal account or review his or her own reports submitted under this policy. Such approvals, preclearance and reviews are to be completed by other employees with guidance from the CCO. The COO or General Counsel will review and waive or preclear requests or reports submitted under these policies by the CCO.

Transaction Type	Pre-trade requirements*	Reporting Required
Shares issued by money market or open-end mutual funds registered pursuant to the 1940 Act	No requirements prior to trade.	No

Shares issued by publicly offered real estate investment trusts (REITS), unit investment trusts, exchange traded funds (ETFs) or closed end funds registered pursuant to the 1940 Act other than exchange traded BDCs

	No requirements prior to trade.	Yes
Trading in ORCC

Any trading in ORCC is typically only permitted once a quarter during a time designated by the CCO or General Counsel.

Unless you are an officer or director of one of the Companies preapproval is not required. If, for any reason, you believe that you may have material non-public information about ORCC, you should speak to the CCO or General Counsel prior to effecting any trades.

Yes
Direct investments in a private fund sponsored by Owl Rock	Preclearance required (blanket preclearance provided for purchases of Owl Rock sponsored funds).	Yes
Direct investments in a private (limited) offering

Preclearance required.  Approval, if granted, is valid for 120 days unless specifically specified otherwise.

Please note that Owl Rock does not typically permit employees to invest in private offerings that have been considered and then rejected for investment by clients.

Additional procedures are required for investments in private offerings where the sponsor of the private offering does business with Owl Rock.

Yes
Investments in non-listed closed end-funds, including BDCs (other than Owl Rock non-listed BDCs) and private REITS	Yes Please note this type of transaction will generally not be approved.	Yes
State, municipal and local government securities	No requirements prior to trade.	Yes
Direct obligations of the US government, commercial paper, bank certificates of deposit, bankers’ acceptances or high-quality short-term debt instruments	No requirements prior to trade.	No
Fixed Income Securities	Transaction not permitted.	N/A
Initial Public Offering	Transaction not permitted.	N/A
Transactions between you and a client	Transaction not permitted.	N/A

Transaction Type	Pre-trade requirements*	Reporting Required

Transactions in accounts where you do not have direct or indirect influence or control, such as those managed for you by a third party provided that there is no communication or influence regarding the securities being purchased or sold between you and the portfolio manager prior to the transaction

No requirements prior to trade.

No

You must report the account in Comply-Sci and make a note that discretion has been provided to a third party.

Quarterly, you will be required to provide us with information regarding this relationship.

In addition, at least once each calendar year at a time chosen by the Compliance Department, you will be required to provide us with (1) a certification from the manager that the account is managed by them on a fully discretionary basis and (2) if not already provided through a direct feed in ComplySci or duplicate brokerage statements, a listing of trades that occurred in that account during a period of time of Compliance’s choosing

Transactions that are part of an automatic investment plan such as a dividend reinvestment plan, employee stock purchase plan etc.	No requirements prior to trade.	1.You must report the DRIP or ESOP account in ComplySci and make note of the type of account 2.Individual transactions in these accounts do not need to be reported.
Transactions that are non-volitional such as stock splits, mergers etc.	No requirements prior to trade.	Yes

*Note: These pre-trade requirements do not apply to transactions made in accounts over which you do not have direct or indirect influence or control. Such accounts must be disclosed to the Compliance Department and the CCO or her designee will affirmatively determine whether this exception is available before an Access Person may rely on it.

IV. Restricted List
From time to time, the CCO may place certain securities on the Restricted List.[6]

You may not trade in securities on the Restricted List for your personal account or accounts managed by you on behalf of others unless specific approval has been received from the CCO.  In addition, at times, the Restricted List may also contain prohibitions, restrictions and limitation on trading for accounts managed by Owl Rock.

V. Compliance Review and Reporting

[6]	At this time, Owl Rock does not publish its Restricted List. Please contact a member of the Compliance Department for additional information.

No less frequently than annually, the Companies’ CCO must review this policy and the effectiveness of its implementation, and furnish to each Company’s Board, and the Board must consider, a written report that:

•describes any issues arising under the Code or procedures since the last report to the Board, including but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

•certifies that the Companies have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

VI. Obligation to Report a Violation

If you who become aware of a violation of this Code of Ethics, you must report it to the CCO and/or General Counsel, who may report it to Owl Rock senior management, as appropriate.  Owl Rock will promptly investigate the matter and take such disciplinary action as they consider appropriate under the circumstances.  Any form of retaliation against a person who reports a violation is prohibited and constitutes a violation of this Code of Ethics.  Where applicable, the Board of Directors of the Companies must be notified, in a timely manner, of remedial action taken with respect to violations of the Code of Ethics.

VII. Sanctions

Upon determination that a violation of this Code of Ethics has occurred, Owl Rock, as appropriate, may impose such sanctions as it deems appropriate, including, among other things, a memorandum of warning, a ban on personal trading or a suspension or termination of the employment of the violator.  Where applicable, violations of this Code of Ethics and any sanctions imposed with respect thereto shall be reported in a timely manner to the Board of Directors of the Companies.

VIII. Books and Records

The Companies will maintain records with respect to this Code of Ethics in the manner and to the extent set forth below:

•a copy of this Code of Ethics and any other code of ethics of the Company that is, or at any time within the past five years has been, in effect shall be maintained in an easily accessible place;

•a record of any violation of this Code of Ethics, and of any action taken as a result of such violation, shall be preserved in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

•a copy of all written acknowledgements as required by this Code of Ethics for each person who is, or within the past five years was, an Access Person;

•a copy of each report submitted by an Access Person as required by the Rule or pursuant to this Code of Ethics shall be maintained for at least five years after the end of the fiscal year in which it is made or the information is provided, the first two years in an easily accessible place;

•a record of all persons within the past five years who are or were required to make reports pursuant to paragraph (d) of Rule 17j-1 or this Code of Ethics, or who are or were responsible for reviewing those reports, shall be maintained in an easily accessible place; and

•a record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of securities in an Initial Public Offering or in a Limited Offering shall be maintained for at least five years after the end of the fiscal year in which such acquisition is approved.

All reports, duplicate account statements and other information filed or delivered to the CCO or furnished to any other person pursuant to this Code of Ethics shall be treated as confidential, but are subject to review as provided herein and by representatives of the SEC.

Change History – Revision Review Dates
March 2016 (adopted)	August 2020
August 2018

Appendix A

Owl Rock Capital Advisors LLC

Owl Rock Private Fund Advisors LLC

Owl Rock Technology Advisors LLC

Owl Rock Diversified Advisors LLC

Owl Rock Capital Corporation

Owl Rock Capital Corporation II

Owl Rock Capital Corporation III

Owl Rock Technology Finance Corp

Owl Rock Capital Securities LLC

As of August 4, 2020

Appendix B

Definitions

Access Person means:

•	any director, employee, officer, general partner, member or partner of the Companies or the Owl Rock Advisers;
•

any director, officer or employee of the Companies or the Owl Rock Advisers (or any company in a control relationship to the Companies or the Owl Rock Adviser), who in connection with his or her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of any reportable security by the Companies, or whose functions relate to the making of any recommendation with respect to such purchases or sales;

•

any supervised person who has access to nonpublic information regarding any Companies’ purchase or sale of securities or nonpublic information regarding the portfolio holdings of any Company, or who is involved in making securities recommendations to Companies or has access to such recommendations that are nonpublic; and

•

any natural person in a control relationship to the Companies or the Owl Rock Advisers who obtains information concerning recommendations made to the Companies with regard to the purchase or sale of any reportable security by the Companies.

Beneficial ownership means, in general, through any contract, arrangement, understanding, relationship, or otherwise, directly or indirectly having or sharing a pecuniary interest in a security. A pecuniary interest generally includes any opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities, and also includes interests of members of a person’s immediate family (i.e., any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, inclusive of adoptive relationships) sharing the same household, or by certain partnerships, trusts, corporations, or other arrangements.

Holdings Reports

The following information must be included in your initial and annual holdings reports:

A – for each security in which you have any direct or indirect beneficial ownership:

•	the title and type of security,

AND, AS APPLICABLE,

•	the exchange ticker symbol or CUSIP number,
•	number of shares and
•	principal amount of each reportable security;

B – the name of any broker, dealer or bank with which you maintain an account in which any securities are held for your direct or indirect benefit; and

C – the date you have submitted the report to compliance.

Quarterly Personal Securities Transaction Reporting

The following information must, at a minimum, be included for each transaction involving a reportable security in which you had, or as a result of the transaction acquired, any direct or indirect beneficial ownership during the quarter:

A – the date of the transaction;

B – the title of the security and, as applicable,

•the exchange ticker symbol or CUSIP number,

•interest rate and maturity date,

•number of shares, and

•principal amount of each reportable security involved;

C – the nature of the transactions, i.e., purchase, sale or any other type of acquisition or disposition;

D  – the price of the reportable security at which the transaction was effected;

E – the name of the broker, dealer or bank with or through which the transaction was effected; and

F – the date you have submitted the report to compliance.